Exhibit 10.4

FORM OF

INTELLECTUAL PROPERTY ASSIGNMENT AND LICENSE AGREEMENT

This INTELLECTUAL PROPERTY ASSIGNMENT AND LICENSE AGREEMENT (“Agreement”) is made and entered into effective as of [           ] (the “Effective Date”), by and between Demand Media, Inc., a Delaware corporation (“Demand Media”), and Rightside Operating Co., a Delaware corporation (“Rightside Opco”).  Demand Media and Rightside Opco are each referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, Demand Media has determined that it would be appropriate, desirable and in the best interests of Demand Media and Demand Media’s stockholders to separate the Domain Services Business (as defined below) from Demand Media’s other businesses (including, without limitation, the Media Business) (the “Separation”) pursuant to and in accordance with the Separation and Distribution Agreement to be entered into by and between Demand Media and Rightside Group Ltd., as may be amended from time to time (the “Separation Agreement”).

WHEREAS, the Demand Media Group and the Rightside Opco Group, or their predecessors in interest, have used, and plan to continue to use, the Demand Media Licensed IP and Rightside Opco Licensed IP in association with their respective fields of commercial activity, including in the operation of the Media Business and the Domain Services Business;

WHEREAS, in order to effect and consummate the separation contemplated by the Separation Agreement, and to allow the Demand Media Group and Rightside Opco Group to continue using the Demand Media Licensed IP and Rightside Opco Licensed IP, respectively, in the operation of their respective businesses, Demand Media and Rightside Opco desire to enter into this Agreement;

NOW THEREFORE, in consideration of the premises and the mutual promises in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Demand Media and Rightside Opco, Demand Media and Rightside Opco hereby agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.01                                       Definitions.  Terms used in this Agreement with initial capital letters have the meaning set forth or cross-referenced below:

(a)                                 “Affiliate” shall mean, when used with respect to any specified Person, a Person that directly or indirectly controls, is controlled by, or is under common control with such specified Person.  As used herein, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise.  Unless explicitly provided herein to the contrary, for purposes of this Agreement, Demand Media shall be deemed not to be an Affiliate of Rightside Opco or any of its Subsidiaries, and

Rightside Opco shall be deemed not to be an Affiliate of Demand Media or any of its Subsidiaries (not including Rightside Opco or any of its Subsidiaries).

(b)                                 “Agreement” has the meaning set forth in the preamble to this Agreement.

(c)                                  “Assigned Patents” shall mean the issued U.S. and foreign patents and patent applications listed on Schedule 1, including all reissues, reexaminations, renewals, divisionals, continuations, continuations-in-part, extensions, and any other patents or patent applications claiming priority to any application in any of the foregoing.

(d)                                 “Assigned Software” shall mean any Software owned in whole or in part by any member of the Demand Media Group, and which is intended to be used primarily in, or that primarily relates to, the Domain Services Business, including, without limitation, the Software listed on Schedule 3.

(e)                                  “Confidential Information” has the meaning set forth in Section 7.01 of this Agreement.

(f)                                   “Demand Media” has the meaning set forth in the preamble to this Agreement.

(g)                                  “Demand Media Enforcement Action” has the meaning set forth in Section 3.03(a) of this Agreement.

(h)                                 “Demand Media Group” means Demand Media and each Person that is or becomes an Affiliate of Demand Media immediately after the Separation.

(i)                                     “Demand Media Licensed IP” shall mean the Licensed Patents, Demand Media Licensed Materials, and Demand Media Licensed Software.

(j)                                    “Demand Media Licensed Materials” shall mean any Materials existing as of the Effective Date owned by any Demand Media Group member that are used, or being developed for use, by a Rightside Opco Group member in the Domain Services Business.

(k)                                 “Demand Media Licensed Software” shall mean any Software existing as of the Effective Date owned by any Demand Media Group member that is used, or being developed for use, by a Rightside Opco Group member in the Domain Services Business.

(l)                                     “Disclosing Party” has the meaning set forth in Section 7.01 of this Agreement.

(m)                             “Domain Services Business” shall mean the registrar, registry and domain name monetization business engaged in providing domain name registration, domain name monetization (including monetization of parked domain names and sales of domain names) and related value added services, as well as acquiring domain name registry rights and preparing to provide domain name registry and related services.

(n)                                 “Governmental Authority” shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official, or other regulatory, administrative or governmental authority.

(o)                                 “Initial Term” has the meaning set forth in Section 8.01 of this Agreement.

(p)                                 “Improvements” means, with respect to a particular work (regardless of whether such work is entitled to protection under applicable intellectual property Law), any and all derivative works of such work as well as any and all modifications, improvements, fixes, enhancements and/or updates made to such work, in each case, whether or not any of the foregoing is entitled to protection under applicable Law.

(q)                                 “Law” shall mean all laws, statutes and ordinances and all regulations, rules and other pronouncements of Governmental Authorities having the effect of law of the United States of America, any foreign country, or any domestic or foreign state, province, commonwealth, city, country, municipality, territory, protectorate, possession or similar instrumentality, or any Governmental Authority thereof.

(r)                                    “Licensed Patents” shall mean the issued U.S. and foreign patents and patent applications listed on Schedule 2, including all reissues, reexaminations, renewals, divisionals, continuations, continuations-in-part, extensions, and any other patents or patent applications claiming priority to any application in any of the foregoing.

(s)                                   “Losses” shall mean all losses, damages, claims, demands, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all reasonable costs and expenses (legal, accounting or otherwise as such costs are incurred) relating thereto, suffered by a Demand Media Indemnitee or a Rightside Opco Indemnitee.

(t)                                    “Materials” shall mean documents, specifications, designs, plans, drawings, websites or other tangible works of authorship, including any of the foregoing materials in electronic form, and any copyright rights therein (whether or not registered); except that, Materials does not include Software.

(u)                                 “Media Business” shall mean a content and media business that involves the creation of long-lived media content, primarily consisting of text articles and videos, and delivering it along with social media and monetization tools to the Demand Media Group’s owned and operated websites and mobile applications and to its network of customer websites and mobile applications, and providing sites where content or products embodying original content are made available on a subscription or other non-advertising paid basis.

(v)                                 “New Demand Media Fields of Use” has the meaning set forth in Section 3.02 of this Agreement.

(w)                               “New Rightside Opco Fields of Use” has the meaning set forth in Section 4.04 of this Agreement.

(x)                                 “Party” and “Parties” has the meaning set forth in the preamble to this Agreement.

(y)                                 “Person” shall mean any natural person, corporation, business trust, limited liability company, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

(z)                                  “Receiving Party” has the meaning set forth in Section 7.01 of this Agreement.

(aa)                          “Recoveries” has the meaning set forth in Section 3.03(a) of this Agreement.

(bb)                          “Renewal Term” has the meaning set forth in Section 8.01 of this Agreement.

(cc)                            “Representative” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

(dd)                          “Rightside Opco” has the meaning set forth in the preamble to this Agreement.

(ee)                            “Rightside Opco Enforcement Action” has the meaning set forth in Section 4.05(a) of this Agreement.

(ff)                              “Rightside Opco Group” shall mean Rightside Opco and each Person that is or becomes a Subsidiary of Rightside Opco immediately after the Separation.

(gg)                            “Rightside Opco Licensed IP” shall mean the Rightside Opco Licensed Materials and Rightside Opco Licensed Software.

(hh)                          “Rightside Opco Licensed Materials” shall mean any Materials existing as of the Effective Date owned by a Rightside Opco Group member that is used, or being developed for use, by a Demand Media Group member in the Media Business.

(ii)                                  “Rightside Opco Licensed Software” shall mean any Software existing as of the Effective Date owned by a Rightside Opco Group member that is used, or is being developed for use, by a Demand Media Group member in the Media Business; for the avoidance of doubt, the Assigned Software shall not be considered part of the Rightside Opco Licensed Software.

(jj)                                “Separation” has the meaning set forth in the recitals to this Agreement.

(kk)                          “Separation Agreement” has the meaning set forth in the recitals to this Agreement.

(ll)                                  “Software” shall mean any source or object code instructions for controlling the operation of a central processing unit or computer, but specifically excluding any licensed Third Party software.

(mm)                  “Subsidiary” shall mean with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interests entitled to vote on the election of members to the board of directors or similar governing body or, in the case of a Person with no governing body, more than 50% of the equity or voting interests.

(nn)                          “Term” has the meaning set forth in Section 8.01 of this Agreement.

(oo)                          “Third Party” shall mean any Person who is not a Party to this Agreement.

ARTICLE II.
PATENT AND SOFTWARE ASSIGNMENT

Section 2.01                                       Patent and Software Assignment.  Demand Media hereby assigns and will cause each other member of the Demand Media Group to assign to Rightside Opco all right, title and interest in and to the Assigned Patents and Assigned Software.  Each Party acknowledges and agrees that the assignment of the Assigned Patents and Assigned Software to Rightside Opco under this Section 2.01 is a capital contribution to Rightside Opco.

Section 2.02                                       Covenant Not to Sue.  Notwithstanding anything to the contrary in this Agreement or any other agreement or instrument delivered by Demand Media or Rightside Opco pursuant to this Agreement, Rightside Opco, on behalf of itself and its Affiliates, successors and assigns, agrees not to sue or initiate legal action on any legal theory against any Demand Media Indemnitee (as defined in Section 6.02 below) relating to any past, current or future use by any Demand Media Indemnitee of the Assigned Patents or Assigned Software in a field of use that is similar to, or the same as, the Media Business.

ARTICLE III.
SOFTWARE AND MATERIALS LICENSE TO DEMAND MEDIA GROUP

Section 3.01                                       Software and Materials License to Demand Media.  Subject to the terms and conditions set forth in this Agreement, Rightside Opco hereby grants to the Demand Media Group, and will cause each other member of the Rightside Opco Group to grant to the Demand Media Group, a non-exclusive, royalty-free, sub-licensable (subject to Section 9.07), worldwide, fully paid-up right and license during the Term to use, create derivative works of, display or reproduce the Rightside Opco Licensed Software and Rightside Opco Licensed Materials for the Demand Media Groups’ internal business operations or as otherwise used by the Demand Media Group as of the Effective Date.  Each Party acknowledges and agrees that Rightside Opco’s sole consideration for the grant of this license shall be the licenses granted from Demand Media to Rightside Opco under Section 4.01 and Section 4.02 below.

Section 3.02                                       Expanded Demand Media Field of Use.  Demand Media may request an expansion of the scope of the licenses granted to it in Section 3.01 to allow for the Rightside Opco Licensed IP to be used by the Demand Media Group other than as currently set forth Section 3.01 (“New Demand Media Fields of Use”).  If such expansion is approved by Rightside Opco, the licenses granted to the Demand Media Group in Section 3.01 shall automatically be amended to allow for the Rightside Opco Licensed IP to be used by the Demand Media Group in such approved New Demand Media Fields of Use.

Section 3.03                                       Rightside Opco Licensed IP Enforcement Actions.

(a)                                 Demand Media shall have the right to sue in its own name for any infringement, misappropriation, impairment or violation of the Rightside Opco Licensed IP by a Third Party using the Rightside Opco Licensed IP in a field of use that is similar to, or the same as, the Media Business (a “Demand Media Enforcement Action”); provided, however that Demand Media shall not compromise or settle any claim or action regarding the Rightside Opco Licensed IP in any manner that would affect the rights of Rightside Opco without the written consent of

Rightside Opco, which consent shall not be unreasonably withheld.  Demand Media shall provide Rightside Opco with written notice prior to the institution of any Demand Media Enforcement Action.  Unless otherwise agreed upon pursuant to Section 3.03(b), all costs and expenses related to a Demand Media Enforcement Action shall be borne by Demand Media, and Demand Media shall be entitled to all monetary damages, fines, settlement payments, costs, attorneys’ fees, and other amounts (“Recoveries”) awarded to Demand Media as a direct result of a Demand Media Enforcement Action.  Rightside Opco shall, at Demand Media’s expense, cooperate fully and promptly with Demand Media with respect to such Demand Media Enforcement Action, in such manner and to such extent as Demand Media may reasonably request.

(b)                                 Within thirty (30) days from Demand Media’s notice to Rightside Opco of Demand Media’s intent to institute a Demand Media Enforcement Action, Rightside Opco shall have the right to provide Demand Media with written notice of its desire to join such enforcement action.  Upon such notice, Demand Media shall take no action with respect to such matter until the Parties have negotiated in good faith an enforcement plan regarding such matter, which enforcement plan shall include the allocation of legal expenses, appointment of legal counsel, and allocation of Recoveries from such action.

Section 3.04                                       Ownership of Rightside Opco Licensed IP and Improvements.

(a)                                 During the Term and thereafter, Demand Media, its Affiliates, assignees and sublicensees shall not (i) apply to register or cooperate in any effort by any Third Party to register the Rightside Opco Licensed IP anywhere in the world in connection with any products or services, except as specifically permitted under this Agreement; (ii) challenge or participate in any challenge of Rightside Opco’s rights in the Rightside Opco Licensed IP; or (iii) do anything else inconsistent with Rightside Opco’s rights in the Rightside Opco Licensed IP.

(b)                                 As between the Parties, Rightside Opco shall exclusively own all right, title and interest in and to any and all Improvements made or created from or based on the Rightside Opco Licensed IP by or on behalf of the Demand Media Group or any of its assignees or sublicensees following the Effective Date.

(c)                                  Demand Media shall provide Rightside Opco with written notice of any Improvements made or created from or based on the Rightside Opco Licensed IP by or on behalf of the Demand Media Group or any of its assignees or sublicensees following the Effective Date.  After such notice is provided, such Improvements shall automatically be included in the definition of the Rightside Opco Licensed Materials or Rightside Opco Licensed Software, as applicable, and the licenses granted to the Demand Media Group in Section 3.01 shall automatically be amended to allow the Demand Media Group to use such Improvements under the terms and conditions set forth in such sections.

ARTICLE IV.
PATENT, SOFTWARE AND MATERIALS LICENSE TO RIGHTSIDE OPCO

Section 4.01                                       Patent License. Subject to the terms and conditions set forth in this Agreement, Demand Media hereby grants to Rightside Opco under all claims of the Licensed

Patents, an exclusive, royalty-free, sub-licensable (subject to Section 9.07), worldwide fully paid-up right and license during the Term to use, sell, import, improve, modify, maintain, adapt, customize, and/or support any product, apparatus, hardware, software, method, system, and/or technology using the Licensed Patents, solely for the operation of the Domain Services Business.  Each Party acknowledges and agrees that Demand Media’s sole consideration for the grant of this license shall be the license granted from Rightside Opco to Demand Media under Section 3.01.

Section 4.02                                       Software and Materials License to Rightside Opco.  Subject to the terms and conditions set forth in this Agreement, Demand Media hereby grants to Rightside Opco, and will cause each other member of the Demand Media Group to grant to Rightside Opco, a non-exclusive, royalty-free, sub-licensable (subject to Section 9.07), worldwide, fully paid-up right and license during the Term to use, create derivative works of, display or reproduce the Demand Media Licensed Software and Demand Media Licensed Materials for Rightside Opco’s internal business operations or as otherwise used by Rightside Opco as of the Effective Date.  Each Party acknowledges and agrees that Demand Media’s sole consideration for the grant of this license shall be the license granted from Rightside Opco to Demand Media under Section 3.01.

Section 4.03                                       Maintenance of Licensed Patents.  Demand Media may in its sole discretion cease the maintenance of any Licensed Patents; provided, however, that if Demand Media elects not to pay a maintenance fee on a Licensed Patent, it will provide written notice to that effect to Rightside Opco at least three months before the due date of the next maintenance fee payment thereon, and thereafter, Rightside Opco may elect to pay the applicable maintenance fees.  Further, in the event that Demand Media abandons or otherwise ceases the maintenance of any Licensed Patent, then upon Rightside Opco’s written request, Demand Media shall assign its rights in such abandoned Licensed Patent to Rightside Opco.

Section 4.04                                       Expanded Rightside Opco Field of Use.  Rightside Opco may request an expansion of the scope of the licenses granted to it in Section 4.01 and Section 4.02 to allow for the Demand Media Licensed IP to be used by Rightside Opco other than as currently set forth in Section 4.01 and Section 4.02 (“New Rightside Opco Fields of Use”).  If such expansion is approved by Demand Media, the licenses granted to Rightside Opco in Section 4.01 and Section 4.02 shall be amended to allow for the Demand Media Licensed IP to be used by Rightside Opco in such approved New Rightside Opco Fields of Use.

Section 4.05                                       Demand Media Licensed IP Enforcement Actions.

(a)                                 Rightside Opco shall have the right to sue in its own name for any infringement, misappropriation, impairment or violation of the Demand Media Licensed IP by a Third Party using the Demand Media Licensed IP in a field of use that is similar to, or the same as, the Domain Services Business (a “Rightside Opco Enforcement Action”); provided, however that Rightside Opco shall not compromise or settle any claim or action regarding the Demand Media Licensed IP in any manner that would affect the rights of Demand Media without the written consent of Demand Media, which consent shall not be unreasonably withheld.  Rightside Opco shall provide Demand Media with written notice prior to the institution of any Rightside Opco Enforcement Action.  Unless otherwise agreed upon pursuant to Section 4.05(b), all costs and expenses related to a Rightside Opco Enforcement Action shall be borne by Rightside Opco, and

Rightside Opco shall be entitled to all Recoveries awarded to Rightside Opco as a direct result of a Rightside Opco Enforcement Action.  Demand Media shall, at Rightside Opco’s expense, cooperate fully and promptly with Rightside Opco with respect to such Rightside Opco Enforcement Action, in such manner and to such extent as Rightside Opco may reasonably request.

(b)                                 Within thirty (30) days from Rightside Opco’s notice to Demand Media of Rightside Opco’s intent to institute a Rightside Opco Enforcement Action, Demand Media shall have the right to provide Rightside Opco with written notice of its desire to join such enforcement action.  Upon such notice, Rightside Opco shall take no action with respect to such matter until the Parties have negotiated in good faith an enforcement plan regarding such matter, which enforcement plan shall include the allocation of legal expenses, appointment of legal counsel, and allocation of Recoveries from such action.

Section 4.06                                       Ownership of Demand Media Licensed IP and Improvements.

(a)                                 During the Term and thereafter, Rightside Opco, its Affiliates, assignees and sublicensees shall not (i) apply to register or cooperate in any effort by any Third Party to register the Demand Media Licensed IP anywhere in the world in connection with any products or services, except to reflect Rightside Opco’s exclusive license in such Demand Media Licensed IP during the Term or as otherwise specifically permitted under this Agreement; (ii) challenge or participate in any challenge of Demand Media’s rights in the Demand Media Licensed IP; or (iii) do anything else inconsistent with Demand Media’s rights in the Demand Media Licensed IP.

(b)                                 As between the Parties, Demand Media shall exclusively own all right, title and interest in and to any and all Improvements made or created from or based on the Demand Media Licensed IP by or on behalf of Rightside Opco or any of its Affiliates, assignees or sublicensees following the Effective Date.

(c)                                  Rightside Opco shall provide Demand Media with written notice of any Improvements made or created from or based on the Demand Media Licensed IP by or on behalf of Rightside Opco or any of its Affiliates, assignees or sublicensees following the Effective Date.  After such notice is provided, such Improvements shall automatically be included in the definition of the Licensed Patents, Demand Media Licensed Materials or Demand Media Licensed Software, as applicable, and the licenses granted to Rightside Opco in Section 4.01 and Section 4.02 shall automatically be amended to allow Rightside Opco to use such Improvements under the terms and conditions set forth in such sections.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

Section 5.01                                       Mutual Representations.  Each Party warrants that it has the right and power to enter into this Agreement, and that the individual signing on such Party’s behalf has full authority to bind it to this Agreement.

Section 5.02                                       No Intellectual Property Representations and Warranties.  Each Party acknowledges and agrees that the Assigned Patents, Assigned Software, Rightside Opco

Licensed IP and Demand Media Licensed IP are being furnished “AS IS,” without any representations, warranties, or guarantees of any kind, whatsoever.

SECTION 5.03                        DISCLAIMER.  EXCEPT TO THE EXTENT OTHERWISE SET FORTH IN THIS AGREEMENT, EACH PARTY ASSUMES TOTAL RESPONSIBILITY AND RISK FOR ITS RESPECTIVE USE OF THE ASSIGNED PATENTS, ASSIGNED SOFTWARE, RIGHTSIDE OPCO LICENSED IP AND DEMAND MEDIA LICENSED IP.  NEITHER PARTY MAKES, AND EACH PARTY EXPRESSLY DISCLAIMS, ANY EXPRESS OR IMPLIED WARRANTIES OR GUARANTEES OF ANY KIND WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WARRANTIES OF TITLE OR NON-INFRINGEMENT, OR ANY WARRANTY THAT THE ASSIGNED PATENTS, ASSIGNED SOFTWARE, RIGHTSIDE OPCO LICENSED IP OR DEMAND MEDIA LICENSED IP ARE “ERROR FREE” OR ANY WARRANTY OR GUARANTEE THAT THE ASSIGNED PATENTS, ASSIGNED SOFTWARE, RIGHTSIDE OPCO LICENSED IP OR DEMAND MEDIA LICENSED IP ARE FREE OF ANY VIRUSES, TROJAN HORSES, WORMS, TIME BOMBS, CORRUPTED FILES OR OTHER COMPUTER PROGRAMMING THAT IS INTENDED TO DAMAGE, DETRIMENTALLY INTERFERE WITH, SURREPTITIOUSLY INTERCEPT OR EXPROPRIATE ANY SYSTEMS, DATA, PERSONAL INFORMATION OR PROPERTY OF ANOTHER.

Section 5.04                                       LIMITATION OF LIABILITY.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, COLLATERAL, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS OR FAILURE TO REALIZE EXPECTED SAVINGS OR OTHER COMMERCIAL OR ECONOMIC LOSS OF ANY KIND, ARISING OUT OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE VI WITH RESPECT TO THIRD PARTY CLAIMS OR UNDER THE SEPARATION AGREEMENT.  THE LIMITATIONS OF LIABILITY CONTAINED IN THIS AGREEMENT ARE A FUNDAMENTAL PART OF THE BASIS OF EACH PARTY’S BARGAIN HEREUNDER, AND NEITHER PARTY WOULD ENTER INTO THIS AGREEMENT ABSENT SUCH LIMITATIONS.

ARTICLE VI.
INDEMNIFICATION

Section 6.01                                       Indemnification By Demand Media.  From and after the Effective Date, Demand Media shall indemnify, defend and hold harmless Rightside Opco, and each of Rightside Opco’s Affiliates and Rightside Opco’s and its Affiliates’ directors, officers, employees, agents, successors and assigns (“Rightside Opco Indemnitees”), from and against any and all Losses of the Rightside Opco Indemnitees to the extent arising out of, by reason of or otherwise in connection with (i) the Demand Media Group’s use of the Rightside Opco Licensed IP outside the scope of the Demand Media Group’s rights under this Agreement, (ii) unless otherwise agreed upon pursuant to Section 3.03(b), any Demand Media Enforcement Action, and (iii) any breaches of this Agreement by Demand Media.

Section 6.02                                       Indemnification By Rightside Opco.  From and after the Effective Date, Rightside Opco shall indemnify, defend and hold harmless Demand Media, and each of Demand Media’s Affiliates and Demand Media’s and its Affiliates’ directors, officers, employees, agents, successors and assigns (“Demand Media Indemnitees”), from and against any and all Losses of the Demand Media Indemnitees to the extent arising out of, by reason of or otherwise in connection with (i) Rightside Opco’s use of the Demand Media Licensed IP outside the scope of Rightside Opco’s rights under this Agreement, (ii) unless otherwise agreed upon pursuant to Section 4.05(b), any Rightside Opco Enforcement Action, and (iii) any breaches of this Agreement by Rightside Opco.

Section 6.03                                       Indemnification Procedures.  All indemnification procedures and payments shall be governed by Section 5.3 and Section 5.4 of the Separation Agreement, as applicable.

ARTICLE VII.
CONFIDENTIALITY

Section 7.01                                       Confidential Information. Each Party (the “Receiving Party”) expressly acknowledges that in connection with this Agreement, the other Party and their Affiliates (collectively, the “Disclosing Party”) may disclose or make available information and material relating to the Disclosing Party’s business or technology which is confidential or proprietary in nature which to the extent disclosed to the Receiving Party is hereinafter referred to as “Confidential Information” of the Disclosing Party provided such information:  (a) is disclosed in writing and conspicuously marked “CONFIDENTIAL” or with words of similar effect; or (b) is disclosed orally after the Effective Date and is identified as confidential information at the time of disclosure.

Section 7.02                                       Treatment of Confidential Information.  The Receiving Party shall, and shall cause its respective Representatives to:  (a) take commercially reasonable precautions to protect such Confidential Information consistent with all precautions the Receiving Party usually employs with respect to its own comparable confidential materials; (b) except as expressly provided in this Agreement, not disclose any such Confidential Information to any third Person, except under terms and conditions (including confidentiality, use, and disclosure restrictions) normally used by the Receiving Party to protect its own confidential or proprietary information of a similar nature; and (c) not use or disclose such Confidential Information except as necessary to exercise its rights and perform its obligations under this Agreement in accordance with any applicable restrictions or obligations with respect thereto.

Section 7.03                                       Exclusions.  Without granting any right or license, the Disclosing Party agrees that Section 7.02 will not apply with respect to any information that the Receiving Party can document:  (a) is or becomes generally available to the public through no improper action or inaction by the Receiving Party, its Representatives, its Affiliates, or its Affiliates’ Representatives; or (b) was rightfully disclosed to the Receiving Party by a third Person provided the Receiving Party complies with restrictions imposed by the third Person.  The Receiving Party, with prior written notice to the Disclosing Party, may disclose such Confidential Information to the minimum extent possible that is required to be disclosed to a governmental entity or agency, or pursuant to the lawful requirement or request of a governmental entity or agency, provided that reasonable measures are taken to guard against further disclosure (including without limitation, seeking appropriate confidential treatment or a protective order, or assisting the Disclosing Party to do so) and has allowed the Disclosing Party to participate in any proceeding that requires the disclosure.

Section 7.04                                       Publicity.  Neither Party will communicate with the press or public regarding their relationship hereunder, or use the other’s name connected to, this Agreement without the other Party’s prior written consent.

ARTICLE VIII.
TERM AND TERMINATION

Section 8.01                                       Term.  The term of this Agreement shall begin on the Effective Date and shall continue for a period of fifteen (15) years from such date (the “Initial Term”).  Thereafter, this Agreement shall automatically renew for successive terms of fifteen (15) years (each, a “Renewal Term”).  Together, the Initial Term and any Renewal Terms shall constitute the “Term” of the License, unless this Agreement is earlier terminated in accordance with the provisions of Section 8.02 or Section 8.03 below, in which case the Term shall end on the effective date of termination.

Section 8.02                                       Termination by Mutual Agreement.  Notwithstanding Section 8.01 above, this Agreement shall terminate upon the mutual written approval of both Parties.

Section 8.03                                       Termination for Cause.  Notwithstanding Section 8.01 above, and subject to Section 8.04(b), either Party may terminate this Agreement by sending written notice to the other Party if:

(a)                                 the other Party is in material breach or default of any of its representations, warranties, covenants or obligations under this Agreement and which breach has remained uncured or otherwise unresolved for a period of 30 days or more following that Party’s receipt of written notice regarding such breach;

(b)                                 the other Party purports to assign, delegate or otherwise transfer any of its rights, benefits, powers, duties, responsibilities or obligations under this Agreement other than as expressly permitted under this Agreement; or

(c)                                  the other Party makes any assignment or assumption for the benefit of creditors or files a petition in bankruptcy or is adjudged bankrupt or is placed in the hands of a receiver or if the equivalent of any of the proceedings or acts referred to in this clause, though known and/or designated by some other name or term, occurs.

Section 8.04                                       Effect of Termination.

(a)                                 Except as otherwise expressly provided in this Agreement, upon termination of this Agreement, each Party’s rights hereunder shall terminate, provided, however, that (i) Rightside Opco and its approved sublicensees shall end their use of the Demand Media Licensed IP on or before the date that is six (6) months after the termination of this Agreement; and (ii) the

Demand Media Group and their approved sublicensees shall end their use of the Rightside Opco Licensed IP on or before the date that is six (6) months after the termination of this Agreement.

(b)                                 Notwithstanding anything in this Agreement to the contrary, in the event that a Party exercises its rights to terminate this Agreement under Section 8.03, such terminating Party’s rights to use the intellectual property rights licensed to it under this Agreement (in the case of Demand Media, its rights in the Rightside Opco Licensed IP; and in the case of Rightside Opco, its rights in the Demand Media Licensed IP) shall survive for the duration of the Initial Term or if applicable, the Renewal Term, subject to all applicable provisions and automatic renewal rights under this Agreement governing use of such licensed intellectual property rights.

Section 8.05                                       Survival.  Notwithstanding Section 8.04(a), and subject to Section 8.04(b), Article I, Article II, Section 3.04(a), Section 3.04(b), Section 4.06(a), Section 4.06(b), Article V, Article VI, Section 8.04, Section 8.05, and Article IX (except for Section 9.01) of this Agreement will survive the expiration or termination of this Agreement.

ARTICLE IX.
GENERAL

Section 9.01                                       Further Assurances.  In addition to the actions specifically provided for elsewhere in this Agreement, each Party agrees to execute or cause to be executed and to record or cause to be recorded such other agreements, instruments and other documents, and to take such other action, as reasonably necessary or desirable, to fully effectuate the license grants, intents and purposes of this Agreement.

Section 9.02                                       Consideration.  The Parties to this Agreement acknowledge and agree that the licenses, rights and obligations exchanged hereunder by the Parties are of substantially equal value, and accordingly, unless otherwise expressly set forth in this Agreement, no payments or royalties will be due from or to any Party under this Agreement.

Section 9.03                                       Relationship of the Parties.  This Agreement shall not be construed to place the Parties in the relationship of legal representatives, partners, joint venturers or agents of or with each other.  No Party shall have any power to obligate or bind the other party in any manner whatsoever, except as specifically provided herein.

Section 9.04                                       Amendment.  This Agreement may not be modified or amended, except by an agreement in writing signed by each of the Parties.

Section 9.05                                       Entire Agreement.  The Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.  This Agreement (including the Schedules) and the Separation Agreement constitute the entire agreement between the Parties related to the subject matter of the Agreement and supersede all prior agreements, discussions and understandings between the Parties related to its subject matter.

Section 9.06                                       Priority of Agreements.  If there is a conflict between any provision of this Agreement and the Separation Agreement (or any other agreement referred to therein), the provisions of this Agreement will control.

Section 9.07                                       Assignment.  This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party, without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that either Party may assign this Agreement (a) to an Affiliate of such Party, or (b) to a purchaser of all or substantially all of the properties and assets of such Party, in each case so long as such assignee expressly assumes, in a written instrument in form reasonably satisfactory to the non-assigning Party, the due and punctual performance or observance of every agreement and covenant of this Agreement on the part of the assigning Party to be performed or observed.  Notwithstanding the foregoing, either Party may sublicense its rights under this Agreement to a third party who is not an Affiliate but solely to allow such third party to use such rights for the furtherance of the sublicensing Party’s internal business operations, and provided, further, that the sublicensing Party shall not be relieved of any of its obligations and covenants hereunder after such sublicense.

Section 9.08                                       Successors and Assigns.  The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.09                                       Third Party Beneficiaries.  This Agreement is solely for the benefit of the Parties and their respective Affiliates and shall not be deemed to confer upon any Third Party any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 9.10                                       Notices.  All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other addresses for a Party, as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

To Demand Media:

Demand Media, Inc.

1655 26th Street

Santa Monica, CA 90404

Attention: Legal

Email: daniel.weinrot@demandmedia.com

Tel: (310) 394-6400

Fax: (310) 395-6249

To Rightside Opco:

Rightside Operating Co.

5808 Lake Washington Blvd. N.E., Suite 300

Kirkland, Washington 98033

Attention: General Counsel

Email: rick@rightside.co

Tel: (425) 298-2663

Fax: (425) 298-2763

Section 9.11                                       Rules of Construction.  This Agreement will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either Party.  Moreover, drafts of the Agreement and Schedules shall not be taken into account in interpreting, or establishing the nature or limits of, a Party’s rights and obligations hereunder.  As used herein, terms such as “include”, “including”, “for example”, “such as” and “e.g.,” will mean including without limitation.

Section 9.12                                       Title and Headings.  Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 9.13                                       No Waiver.  A Party does not waive any right under this Agreement by failing to insist on compliance with any of the terms of this Agreement or by failing to exercise any right hereunder.  Any waivers granted hereunder are effective only if recorded in a writing signed by the Party granting such waiver.

Section 9.14                                       Severability.  If any provision of this Agreement is determined by any court or governmental authority to be unenforceable, the Parties intend that this Agreement be enforced as if the unenforceable provisions were not present and that any partially valid and enforceable provisions be enforced to the extent that they are enforceable.

Section 9.15                                       Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF CALIFORNIA.

Section 9.16                                       Dispute Resolution.  The procedures set forth in Article VIII (Dispute Resolution) of the Separation Agreement shall apply to the resolution of all disputes arising under this Agreement.

Section 9.17                                       Specific Performance.  From and after the Effective Date, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party to this Agreement who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative.  The Parties agree that, from and after the Effective Date, the remedies at Law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at Law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 9.18                                       Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

[signature page follows]

IN WITNESS WHEREOF, the duly authorized representatives of each of the Parties hereto have executed this Agreement as of the Effective Date.

Demand Media, Inc.

By:

Printed:

Title:

Rightside Operating Co.

By:

Printed:

Title:

Signature Page to Intellectual Property Assignment and License Agreement

Schedule 1

Assigned Patents

Schedule 2

Licensed Patents

Schedule 3

Assigned Software